Network Dealer Services Holding Corp.

1725 East 1450 South, Suite 340

Clearfield, Utah 84015

July 15, 2010

VIA EDGAR AND

FACSIMILE (703) 813-6980

United States Securities

and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention:  Ronald E. Alper

Re:

Network Dealer Services Corp.

Form 10-12G

Filed May 19, 2010

File No.000-53984

Ladies and Gentlemen:

In regard to the above referenced filing, the Company hereby acknowledges the following:

•

that the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

the staff comments or changes to disclosure in response to staff comments does not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Network Dealer Services Holding Corp.

By: /s/Joshua A. Griffin

Name:  Joshua A. Griffin

Title:   President